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                                                                    EXHIBIT 12.1

                                SIMON PROPERTY GROUP, LP
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      (in thousands)
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
                                                                                                                          SIMON
                                                                                                   SIMON DEBARTOLO      PROPERTY
                                                            SIMON PROPERTY GROUP, LP                   GROUP,LP         GROUP, LP
                                                  ----------------------------------------------   -------------------  -----------
                                                  FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30,                      FOR THE YEAR ENDED DECEMBER 31,
                                                  ------------------------- -------------------------------------------------------
                                                     2000          1999        1999        1998        1997       1996      1995
                                                  ---------    ------------ ----------  ---------   ---------- -------  -----------
EARNINGS:
  Income before extraordinary items               $ 263,254    $ 244,851     $ 354,221  $ 272,100   $ 220,434  $ 134,663  $ 101,505

  Add:
       Minority interest in income of
            majority owned subsidiaries               7,446        7,739        10,719      7,335       5,270      4,300      2,681

       Distributed income from unconsolidated
            entities                                 27,257       17,374        30,169     29,903      15,619      5,538      6,214

       Amortization of capitalized interest             915          441           724        396           0          0          0

  FIXED CHARGES                                     548,163      488,806       660,120    492,191     322,685    210,913    154,159
  Less:
       Income from unconsolidated entities          (33,239)     (32,123)      (44,926)   (22,293)     (8,690)    (4,060)    (5,140)

       Interest capitalization                      (14,506)     (18,112)      (23,759)   (13,792)    (11,932)    (5,831)    (1,515)

                                                  ---------    ---------     ---------  ---------   ---------  ---------  ---------
EARNINGS                                          $ 799,290    $ 708,976     $ 987,268  $ 765,840   $ 543,386  $ 345,523  $ 257,904
                                                  ---------    ---------     ---------  ---------   ---------  ---------  ---------

Fixed Charges:
  Portion of rents representative of the
       interest factor                                3,773        3,498         4,901      4,831       3,732      2,900      2,420

  Interest on indebtedness
       (including amortization of debt expense)     529,884      467,196       631,460    473,568     307,021    202,182    150,224

  Interest capitalized                               14,506       18,112        23,759     13,792      11,932      5,831      1,515

                                                  ---------    ---------     ---------  ---------   ---------  ---------  ---------
FIXED CHARGES                                     $ 548,163    $ 488,806     $ 660,120  $ 492,191   $ 322,685  $ 210,913  $ 154,159
                                                  ---------    ---------     ---------  ---------   ---------  ---------  ---------

RATIO OF EARNINGS TO FIXED CHARGES                     1.46         1.45          1.50       1.56        1.68       1.64       1.67
                                                  =========    =========     =========  =========   =========  =========    =======
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